Exhibit 99.4
ADVANCED DRAINAGE SYSTEMS ANNOUNCES BOARD OF DIRECTORS CHANGES AND ADDS SUSTAINABILITY COMMITTEE
Chair C. Robert Kidder to Retire from Board of Directors

HILLIARD, Ohio – (May 19, 2022) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries announced today that Chair of the Board of Directors (the “Board”), C. Robert Kidder, will not stand for re-election at the Annual Meeting of Shareholders to be held on July 21, 2022 (“2022 Annual Meeting”), with his term ending at the 2022 Annual Meeting. The Board has elected current Director Robert M. Eversole to succeed Kidder as Board Chair.

The Company also announced the formation of a formal Sustainability Committee. Previously a sub-committee of the Nominating and Corporate Governance Committee, the newly formed Sustainability Committee will be responsible for board oversight of ADS’ sustainability and environmental strategies and policies, including progress towards the Company’s science based targets to reduce overall greenhouse gas emissions. Director Michael Coleman will chair the committee, serving alongside Directors Anesa Chaibi and Anil Seetharam.

Scott Barbour, President and Chief Executive Officer of ADS commented, “We would like to express our gratitude to Bob Kidder for his longstanding service to the ADS Board of Directors. Since becoming a director in 2014 and serving as Board Chair since 2017, he has provided tremendous leadership and imparted timely advice throughout ADS’ journey as a public company. His board knowledge and management experience are unmatched, and I am very grateful for his guidance and partnership since I joined ADS in 2017. It is ADS’ good fortune to have had Bob Kidder serve as Board Chair over the last five years.”

“I am confident in the future of ADS under the leadership of the Board and management teams and am excited for what their future holds,” said Bob Kidder. “I believe the timing is right for me to retire following the positive strides ADS has made over the last several years, including the successful acquisition and integration of Infiltrator Water Technologies, the strong investor conviction in ADS’ market position and, importantly, the depth and breadth of the leadership teams. I have full confidence that Bob Eversole will be a great leader in his new role as Board Chair.”

Bob Eversole said, “I greatly appreciate the Board’s confidence in me and look forward to continuing my work with my fellow directors and the management team. On behalf of the entire Board, I thank Bob Kidder for his exceptional work as Chair and unwavering commitment to the success of ADS.”

C. Robert Kidder joined the ADS Board in 2014, becoming Lead Independent Director and Board Chair in 2017. Mr. Kidder served as Chairman and Chief Executive Officer of 3Stone Advisors LLC, a private investment firm, from 2006 to 2011, and as non-executive Chairman of the Board of Chrysler Group LLC from 2009 to 2011. He was a Principal at Stonehenge Partners, Inc. from 2001 to 2003. He was Chairman of the Board from 1995 to 2004 and Chief Executive Officer from 1995 to 2002 of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company. Mr. Kidder currently serves on the board of directors of Microvi Biotech Inc., Wildcat Discovery Technologies, Cohn Robbins Holdings Corp. and Andelyn Biosciences, and previously served on the boards of directors of Morgan Stanley from 1997 to 2015, Schering-Plough Corporation from 2005 to 2009 and Merck and Co., Inc. from 2005 to 2017. Mr. Kidder earned a B.S. in Industrial Engineering from University of Michigan and a graduate degree in Industrial Economics from Iowa State University.

Robert M. Eversole joined the ADS Board in 2008 and is currently the Chair of the Audit Committee. Mr. Eversole is a Managing Partner of Stonehenge Partners, Inc., a private investment capital firm and has been continuously employed as such since 2007. Prior to joining Stonehenge Partners, Mr. Eversole spent 22 years with Fifth Third Bank, most recently as President and Chief Executive Officer of Central Ohio, and additionally served as a Regional President for Fifth Third Bancorp affiliate banks in Western Ohio, Central Florida and Ohio Valley. He also served as a member of the Fifth Third Bancorp Operating Committee. Mr. Eversole currently serves on the board of directors for certain privately-held companies. Mr. Eversole previously served on the boards of Fifth Third Bank, Central Ohio, Fifth Third Bank, South Florida, United Retirement Plan Consultants, Inc., Red Capital Group, and other board representation/observation roles. Mr. Eversole is a graduate of The Ohio State University and has completed a number of executive education programs.

About Advanced Drainage Systems
Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure

Exhibit 99.4
and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.adspipe.com.

For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Mike.Higgins@adspipe.com